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                                                                     SCHEDULE 21


   Subsidiaries of Atlantic Express Transportation Corp.

Amboy Bus Co., Inc.
Atlantic-Conn. Transit, Inc.
Atlantic-Chittenango Real Property Corp.
Atlantic Express Coachways, Inc.
Atlantic Express of L.A. Inc.
Atlantic Express of Missouri Inc.
Atlantic Express of Pennsylvania, Inc.
Atlantic-Hudson, Inc.
Atlantic Paratrans, Inc.
Atlantic Paratrans of Kentucky Inc.
Block 7932, Inc.
Brookfield Transit Inc.
Central New York Coach Sales & Service, Inc.
Courtesy Bus Co., Inc.
Jersey Bus Sales, Inc.
Jersey Business Land Co. Inc.
K. Corr, Inc.
Metro Affiliates, Inc.
Metropolitan Escort Service, Inc.
Merit Transportation Corp.
Midway Leasing Inc.
Raybern Bus Service, Inc.
G.V.D. Leasing Co., Inc.
Raybern Capital Corp.
Raybern Equity Corp.
Staten Island Bus, Inc.
Temporary Transit Service, Inc.
180 Jamaica Corp.
201 West Sotello Realty, Inc.